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                                                                   Exhibit 23.6




                         CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Citizens Bancshares, Inc. ("the Corporation") of our report dated January 16, 1998 on the Corporation's consolidated balance sheets of as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, which report is incorporated by reference in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, and of our report dated May 12, 1998 on the Corporation's supplemental consolidated balance sheets as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, which report is included in the Corporation's Current Report on Form 8-K filed on June 25, 1998.

We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.




                                               /s/ Crowe, Chizek and Company LLP

                                               Crowe, Chizek and Company LLP
Columbus, Ohio
September 14, 1998